Exhibit 99.1

Date:	October 25, 2005

Contacts:	Robert J. Costantino
Senior Executive Vice President
Chief Financial Officer
Investor Relations
Phone: (949) 727-1002

Caren Roberson
Director Marketing Communications
Media Relations
Phone: (949) 753-3711

Email:	Investor_Relations@WFSFinancial.com
WFS Financial Reports Third Quarter Results
•	Third quarter net income increased 66% to $63 million

•	Earnings per share increased 66% to $1.54 per share

•	Contract originations grew 15% to $2.1 billion
Irvine, CA: WFS Financial Inc (Nasdaq:WFSI) reported that net income increased 66% to $63.4 million for the three months ended September 30, 2005 compared with $38.1 million for the same period a year ago. Earnings per diluted share increased 66% to $1.54 for the three months ended September 30, 2005 compared with $0.93 per diluted share for the same period a year earlier. For the nine months ended September 30, 2005, net income increased 26% to $174 million compared with $139 million for the same period a year earlier. Earnings per diluted share rose 26% to $4.25 for the nine months ended September 30, 2005 compared with $3.37 for the same period a year ago.
“Our third quarter performance reflects our sustained growth in auto originations and the strength of our business model,” said Tom Wolfe, President of Westcorp. “We continue to experience double digit origination growth across the country. Additionally, our superior credit performance is the result of our ongoing commitment to credit quality and operational excellence.”
Annualized credit loss experience improved 70 basis points to 1.25% of average managed automobile contracts for the third quarter compared with 1.95% for the same period a year earlier. For the nine months ended September 30, 2005, credit loss experience improved 63 basis points to 1.35% compared with 1.98% for the same period a year earlier. The improvement in credit loss experience reflects a 15% decrease in the annualized default rate for the quarter to 3.9% compared with 4.6% a year ago. In addition, the total recovery rate improved 20% to 74% for the quarter compared to 62% a year ago. This rate includes both the average realization on the collateral sold of 53%, up from 49% a year ago, and the deficiency balance recoveries of 21%, up from 13% a year ago. The increase in the deficiency balance recoveries was due primarily to the recognition of $7.3 million in sales tax refunds on charged off accounts due to a favorable tax authority ruling. Of the $7.3 million, $6.4 million relates to prior quarters. The amount that relates to prior quarters reduced the credit loss experience for the quarter by 20 basis points. The percentage of outstanding automobile contracts 30 days or more delinquent improved 9 basis points to 2.15% at September 30, 2005 compared with 2.24% a year ago.
The provision for credit losses decreased to $42.5 million for the three months ended September 30, 2005, compared with $60.0 million for the same period a year earlier due to lower chargeoff experience, including the effect of sales tax refunds recognized during the quarter. For the nine months ended September 30, 2005, the provision for credit losses decreased to $132 million compared with $133 million for the same period a year ago. At September 30, 2005, the allowance for credit losses totaled $282 million or 2.4% of owned automobile contracts compared with $252 million or 2.6% at December 31, 2004.
Automobile contract purchases totaled $2.1 billion for the third quarter of 2005, a 15% increase from the same period a year earlier. For the nine months ended September 30, 2005, automobile contract purchases totaled $5.9 billion, a 16% increase compared with $5.1 billion a year ago. As a result of higher contract originations, the Company’s portfolio of managed automobile contracts grew 11% to $12.7 billion at September 30, 2005, up from $11.4 billion a year earlier. Total average interest earning assets increased $2.6 billion to $12.2 billion for the third quarter, up from $9.6 billion for the same period a year ago. As a result, net interest income grew 29% to $192 million for the third quarter compared with $149 million for the same period a year earlier. Net interest margin was 5.82% for the third quarter compared with 5.83% for the same period a year ago. For the nine months ended September 30, 2005, net interest income grew 26% to $538 million compared with $425 million for the same period a year earlier. Net interest margin was 5.94% for the nine months ended September 30, 2005 compared with 5.84% for the same period a year ago.
Noninterest income decreased $15.6 million to $20.9 million for the three months ended September 30, 2005 compared with $36.5 million for the same period a year earlier. For the nine months ended September 30, 2005, noninterest income decreased $55.6 million to $64.5 million compared with $120 million for the same period a year ago. Noninterest income was reduced by $18.1 million and $49.3 million of loan origination fees that were deferred during the three and nine months ended September 30, 2005, respectively. Noninterest expense increased to $64.7 million or 2.06% of average managed contracts for the third quarter compared with $62.2 million or 2.21% of average managed contracts for the same period a year earlier. For the nine months ended September 30, 2005, noninterest expense decreased to $182 million or 2.00% of average managed contracts compared with $183 million or 2.22% of average managed contracts a year ago. Included in noninterest expense is $3.3 million of transaction expenses related to the previously proposed merger of the Company into Western Financial Bank as part of the acquisition of the Company’s minority interest and the recently announced merger agreement entered into among Wachovia, Westcorp, Western Financial Bank and the Company. Noninterest expense was reduced by $7.3 million and $20.7 million of direct origination costs that were deferred during the three and nine months ended September 30, 2005, respectively. Historically, the Company performed analysis on the fees and direct costs related to its origination of automobile loans and elected not to defer and amortize such amounts as the net effect was not material to its financial statements in accordance with Statement of Financial Accounting Standard No. 91 and SEC Staff Accounting Bulletin No. 99. Due to continuing improvements in operating efficiencies and the higher amount of documentation fees earned, the difference between the amount of fees received and the direct costs incurred has gradually increased. The Company decided to defer and amortize these amounts to interest income prospectively beginning in the first quarter of this year.
The Company issued $2.7 billion of automobile receivable asset-backed securities during the quarter in its largest transaction to date. The Company and its ultimate parent, Westcorp, continue to be the largest non-captive issuer of automobile asset-backed securities in the U.S. having issued a total of $46 billion of such securities in 68 transactions to date.
The Company expects to recognize additional transaction related expenses associated with the proposed merger with Wachovia through the consummation of the transaction.
Due to the pending merger with Wachovia, there will be no scheduled investor conference call to discuss the third quarter results.
Westcorp is a financial services holding company whose principal subsidiaries are WFS Financial Inc and Western Financial Bank. Westcorp is a publicly owned company whose common stock is traded on the New York Stock Exchange under the symbol WES. Information about Westcorp can be found at its web site at http://www.westcorpinc.com
Westcorp, through its subsidiary, WFS Financial, is one of the nation’s largest independent automobile finance companies. WFS Financial specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers. WFS Financial is a publicly owned company whose common stock is traded on the Nasdaq under the symbol WFSI. Information about WFS Financial can be found at its web site at http://www.wfsfinancial.com.
Westcorp, through its subsidiary, Western Financial Bank, operates retail bank branches and provides commercial banking services in Southern California. Information on the products and services offered by the Bank can be found at its web site at http://www.wfb.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. Forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and similar terms and phrases, including references to assumptions. Forward-looking statements in this press release relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. In addition, these statements relate to the Company’s future prospects, developments and business strategies and include information regarding the Company’s improved credit quality trends and higher automobile origination growth. In addition, forward-looking statements include statements regarding the proposed merger with Wachovia.
These statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements. In particular, there can be no assurances that improved credit quality trends or origination growth identified in this press release will continue in future periods.
The following factors are among those that may cause actual results to differ materially from the forward-looking statements: changes in general economic and business conditions; interest rate fluctuations, including the effect of hedging activities; the Company’s financial condition and liquidity, as well as future cash flow and earnings and the level of operating expenses; competition; the effect, interpretation, or application of new or existing laws, regulations, court decisions and significant litigation; the exercise of discretionary authority by regulatory agencies; a decision to change the Company’s corporate structure; the availability of sources of funding; and the level of chargeoffs on the automobile contracts that the Company originates. In addition, the Company can provide no assurances that the merger with Wachovia will close when expected, if at all. The merger of

Westcorp and Wachovia is subject to the requisite approval of Westcorp’s shareholders, and the merger of the Company and Wachovia is subject to the requisite approval of the Company’s shareholders (including the approval of a majority of shares of the Company’s common stock represented and voting at the Company’s meeting, excluding shares of the Company’s common stock held by Westcorp and its affiliates). Additionally, each of the mergers are subject to receipt of requisite regulatory approvals, including the approval of applicable federal and state banking regulators, receipt of tax opinions and other closing conditions.
A further list of these risks, uncertainties and other matters can be found in the Company’s filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those expected, estimated or projected. The information contained in this press release is as of October 25, 2005. The Company assumes no obligation to update any forward-looking statements to reflect future events or circumstances.

WFS FINANCIAL INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
	(Dollars in thousands, except per share amounts)
Interest income:
Loans, including fees	$288,040	$223,494	$799,201	$653,105
Other	8,330	3,555	18,823	8,219

TOTAL INTEREST INCOME	296,370	227,049	818,024	661,324
Interest expense:
Notes payable on automobile secured financing	92,037	68,586	246,862	203,755
Other	12,107	9,688	33,461	32,352

TOTAL INTEREST EXPENSE	104,144	78,274	280,323	236,107

NET INTEREST INCOME	192,226	148,775	537,701	425,217
Provision for credit losses	42,529	59,957	132,015	133,354

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	149,697	88,818	405,686	291,863
Noninterest income:
Automobile servicing	19,347	35,205	60,049	104,468
Gain on sale of contracts				13,792
Other	1,564	1,312	4,408	2,134

TOTAL NONINTEREST INCOME	20,911	36,517	64,457	120,394
Noninterest expense:
Salaries and associate benefits	38,937	39,171	113,165	118,919
Credit and collections	8,675	7,989	25,035	24,054
Data processing	4,898	3,739	13,803	11,455
Occupancy	3,012	2,851	8,799	8,479
Other	9,201	8,424	20,983	19,813

TOTAL NONINTEREST EXPENSE	64,723	62,174	181,785	182,720

INCOME BEFORE INCOME TAX	105,885	63,161	288,358	229,537
Income tax	42,471	25,057	113,881	90,979

NET INCOME	$63,414	$38,104	$174,477	$138,558

Earnings per common share:
Basic	$1.54	$0.93	$4.25	$3.38

Diluted	$1.54	$0.93	$4.25	$3.37

Weighted average number of common shares outstanding:
Basic	41,087,701	41,037,813	41,067,542	41,035,873

Diluted	41,087,701	41,080,978	41,067,542	41,078,722

WFS FINANCIAL INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)
	September 30, 2005	December 31, 2004
	(Dollars in thousands)
ASSETS
Cash	$70,641	$87,963
Restricted cash	511,881	363,783
Contracts receivable	11,539,443	9,563,057
Allowance for credit losses	(281,562)	(252,465)

Contracts receivable, net	11,257,881	9,310,592
Accrued interest receivable	64,498	55,126
Premises and equipment, net	29,664	30,820
Other	128,743	100,934

TOTAL ASSETS	$12,063,308	$9,949,218

LIABILITIES
Lines of credit –– parent	$265,067	$213,741
Notes payable on automobile secured financing	10,022,631	8,105,275
Notes payable –– parent	300,000	300,000
Amounts held on behalf of trustee	124,897	194,913
Other	132,888	104,812

TOTAL LIABILITIES	10,845,483	8,918,741

SHAREHOLDERS’ EQUITY
Common stock (no par value; authorized 50,000,000 shares; issued and outstanding 41,088,380 shares at September 30, 2005 and 41,038,003 shares at December 31, 2004)	338,678	338,328
Paid-in capital	6,324	6,324
Retained earnings	863,906	689,429
Accumulated other comprehensive income (loss), net of tax	8,917	(3,604)

TOTAL SHAREHOLDERS’ EQUITY	1,217,825	1,030,477

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,063,308	$9,949,218

The following table presents information relative to the average balances and interest rates on an owned basis for the periods indicated:

	For the Three Months Ended September 30,
	2005			2004
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest earning assets:
Contracts receivable (1)	$11,250,886	$288,040	10.16%	$8,605,463	$223,494	10.33%
Investment securities	945,315	8,330	3.50	955,623	3,555	1.48

Total interest earning assets	$12,196,201	296,370	9.64	$9,561,086	227,049	9.45

Interest bearing liabilities:
Lines of credit — parent	$350,774	3,898	4.41	$43,008	463	4.28
Notes payable — parent	300,000	7,688	10.25	327,121	8,290	10.14
Notes payable on automobile secured financing	10,091,332	92,037	3.65	7,970,739	68,586	3.44
Other	148,143	521	1.40	300,948	935	1.24

Total interest bearing liabilities	$10,890,249	104,144	3.82%	$8,641,816	78,274	3.62%

Net interest income and interest rate spread		$192,226	5.82%		$148,775	5.83%

Net yield on average interest earning assets			6.23%			6.17%

(1)	For the purpose of these computations, nonaccruing contracts are included in the average amounts outstanding.

	For the Nine Months Ended September 30,
	2005			2004
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest earning assets:
Contracts receivable (1)	$10,519,970	$799,201	10.16%	$8,259,679	$653,105	10.56%
Investment securities	834,669	18,823	3.02	906,891	8,219	1.21

Total interest earning assets	$11,354,639	818,024	9.63	$9,166,570	661,324	9.64

Interest bearing liabilities:
Lines of credit — parent	$254,585	8,143	4.28	$43,434	956	2.94
Notes payable — parent	300,000	23,063	10.25	374,950	28,052	9.98
Notes payable on automobile secured financing	9,382,948	246,862	3.51	7,560,837	203,755	3.59
Other	179,482	2,255	1.68	314,450	3,344	1.42

Total interest bearing liabilities	$10,117,015	280,323	3.69%	$8,293,671	236,107	3.80%

Net interest income and interest rate spread		$537,701	5.94%		$425,217	5.84%

Net yield on average interest earning assets			6.34%			6.20%

(1)	For the purpose of these computations, nonaccruing contracts are included in the average amounts outstanding.

WFS FINANCIAL AND SUBSIDIARIES
OTHER FINANCIAL DATA AND STATISTICAL SUMMARY

	Q3 2005	Q2 2005	Q1 2005	Q4 2004	Q3 2004
	(Dollars in thousands, except per share amounts)

Earnings:
Net interest income	$192,226	$176,142	$169,333	$158,594	$148,775
Provision for credit losses	42,529	40,224	49,262	58,961	59,957
Noninterest income	20,911	20,624	22,923	34,386	36,517
Noninterest expense	64,723	58,697	58,365	62,663	62,174

Income before taxes	105,885	97,845	84,629	71,356	63,161
Income taxes	42,471	38,528	32,883	27,673	25,057

Net income	$63,414	$59,317	$51,746	$43,683	$38,104

Equity:
Earning per share – basic	$1.54	$1.44	$1.26	$1.06	$0.93
Earning per share – diluted	$1.54	$1.44	$1.26	$1.06	$0.93
Book value per share (period end) (1)	$29.42	$27.88	$26.45	$25.20	$24.13
Stock price per share (period end)	$67.19	$50.71	$43.15	$50.56	$46.55
Total equity to assets (1)	10.02%	10.10%	9.33%	10.39%	10.28%
Return on average equity (1)	21.57%	21.29%	19.56%	17.27%	15.69%
Average shares outstanding – diluted	41,087,701	41,066,461	41,075,579	41,081,156	41,080,978

Loan Portfolio:
Automobile contracts purchased	$2,070,694	$2,013,622	$1,782,414	$1,583,748	$1,799,106
Automobile contracts managed (period end)	$12,718,750	$12,307,454	$11,852,222	$11,560,890	$11,440,353
Number of accounts managed (period end)	941,616	919,722	895,377	876,695	869,038
Average automobile contracts managed	$12,550,228	$12,019,325	$11,702,544	$11,512,626	$11,268,695

Credit Quality:
Delinquency rate (30+ days)	2.15%	1.80%	1.53%	2.24%	2.24%
Repossessions to total contracts	0.05%	0.05%	0.05%	0.07%	0.06%
Net chargeoffs (annualized)	1.25%	1.15%	1.66%	2.01%	1.95%
Allowance to automobile contracts	2.44%	2.51%	2.58%	2.64%	2.64%

Operations:
Total assets	$12,063,308	$11,342,318	$11,637,467	$9,949,218	$9,631,069
Noninterest expense to average contracts managed	2.06%	1.95%	1.99%	2.18%	2.21%

(1)	Excludes other comprehensive income.

WFS FINANCIAL INC AND SUBSIDIARIES
CUMULATIVE STATIC POOL LOSS CURVES (UNAUDITED)
At September 30, 2005
The following table sets forth the cumulative static pool losses by month for all outstanding public securitized pools:

Period (1)	2002-1	2002-2	2002-3	2002-4	2003-1	2003-2	2003-3 (3)	2003-4	2004-1 (3)	2004-2	2004-3	2004-4	2005-1	2005-2	2005-3

1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.01%	0.00%	0.02%	0.02%	0.01%	0.00%	0.00%	0.01%	0.00%	0.00%	0.02%	0.00%	0.00%	0.00%	0.01%
3	0.06%	0.03%	0.06%	0.07%	0.04%	0.02%	0.02%	0.03%	0.02%	0.03%	0.06%	0.04%	0.02%	0.02%	0.03%
4	0.15%	0.10%	0.14%	0.16%	0.11%	0.06%	0.06%	0.08%	0.06%	0.07%	0.13%	0.09%	0.06%	0.07%
5	0.29%	0.18%	0.27%	0.26%	0.18%	0.14%	0.13%	0.14%	0.11%	0.15%	0.21%	0.15%	0.13%	0.13%
6	0.43%	0.32%	0.44%	0.38%	0.29%	0.25%	0.23%	0.21%	0.19%	0.24%	0.30%	0.23%	0.20%	0.22%
7	0.60%	0.49%	0.57%	0.50%	0.41%	0.36%	0.32%	0.28%	0.27%	0.33%	0.40%	0.30%	0.28%	0.30%
8	0.84%	0.66%	0.70%	0.61%	0.53%	0.48%	0.40%	0.35%	0.34%	0.41%	0.50%	0.37%	0.38%
9	1.06%	0.82%	0.82%	0.78%	0.66%	0.59%	0.47%	0.44%	0.42%	0.51%	0.56%	0.45%	0.48%
10	1.28%	0.96%	0.96%	0.94%	0.80%	0.70%	0.55%	0.54%	0.52%	0.59%	0.64%	0.54%
11	1.48%	1.10%	1.10%	1.08%	0.93%	0.80%	0.62%	0.61%	0.59%	0.65%	0.69%	0.65%
12	1.67%	1.26%	1.24%	1.28%	1.06%	0.89%	0.71%	0.73%	0.67%	0.70%	0.77%	0.75%
13	1.82%	1.39%	1.38%	1.43%	1.21%	0.98%	0.80%	0.83%	0.75%	0.76%	0.87%
14	1.99%	1.51%	1.53%	1.59%	1.31%	1.08%	0.88%	0.93%	0.81%	0.83%	0.94%
15	2.14%	1.68%	1.70%	1.77%	1.40%	1.20%	0.97%	1.03%	0.88%	0.91%
16	2.27%	1.83%	1.88%	1.92%	1.50%	1.31%	1.07%	1.09%	0.93%	0.98%
17	2.45%	1.99%	2.03%	2.05%	1.60%	1.41%	1.16%	1.19%	1.00%	1.03%
18	2.62%	2.16%	2.15%	2.16%	1.70%	1.53%	1.25%	1.24%	1.06%
19	2.80%	2.31%	2.28%	2.25%	1.85%	1.66%	1.33%	1.30%	1.12%
20	2.99%	2.46%	2.41%	2.37%	1.99%	1.76%	1.40%	1.36%	1.18%
21	3.15%	2.60%	2.52%	2.49%	2.14%	1.87%	1.45%	1.42%
22	3.31%	2.72%	2.62%	2.62%	2.27%	1.95%	1.50%	1.47%
23	3.45%	2.86%	2.74%	2.73%	2.37%	2.02%	1.57%	1.54%
24	3.58%	2.95%	2.83%	2.84%	2.47%	2.09%	1.62%
25	3.69%	3.03%	2.96%	2.95%	2.57%	2.16%	1.69%
26	3.80%	3.13%	3.08%	3.06%	2.63%	2.21%	1.74%
27	3.92%	3.22%	3.21%	3.17%	2.68%	2.27%
28	4.02%	3.33%	3.31%	3.25%	2.73%	2.34%
29	4.12%	3.41%	3.41%	3.32%	2.78%	2.40%
30	4.22%	3.50%	3.48%	3.38%	2.85%
31	4.30%	3.58%	3.56%	3.43%	2.91%
32	4.39%	3.66%	3.62%	3.48%	2.93%
33	4.49%	3.73%	3.67%	3.55%
34	4.56%	3.78%	3.71%	3.61%
35	4.63%	3.84%	3.74%	3.63%
36	4.69%	3.86%	3.80%
37	4.74%	3.90%	3.84%
38	4.77%	3.93%	3.86%
39	4.80%	3.97%
40	4.84%	4.01%
41	4.87%	4.02%
42	4.91%
43	4.90%

Prime Mix (2)	70%	87%	85%	80%	80%	82%	84%	82%	82%	82%	81%	78%	78%	77%	76%

(1)	Represents the number of months since inception of the securitization.

(2)	Represents the original percentage of prime automobile contracts securitized within each pool.

(3)	Represents loans sold to Westcorp in whole loan sales and subsequently securitized by Westcorp.

WFS manages these contracts pursuant to an agreement with Westcorp and the securitization trust.
# # #
Additional Information
The proposed merger of Westcorp with Wachovia will be submitted to Westcorp’s shareholders for their consideration and the proposed acquisition of WFS Financial by Wachovia, pursuant to the merger of WFS Financial with a new wholly owned subsidiary will be submitted to WFS Financial’s shareholders for their consideration. Wachovia has filed a registration statement, which includes a preliminary joint proxy statement-prospectus for each of Westcorp and WFS Financial, and each of Wachovia, Westcorp and WFS Financial may file other relevant documents concerning the proposed mergers with the SEC. The registration statement and preliminary joint proxy statement-prospectus are not yet final and will be further amended. Shareholders are urged to read the definitive joint proxy statement-prospectus when it is available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because those documents will contain important information about Wachovia, Westcorp, WFS Financial, the proposed mergers and transactions contemplated thereby and related matters. You can obtain a free copy of the definitive joint proxy statement-prospectus once it is available, as well as other filings containing information about Wachovia, Westcorp and WFS Financial, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, at Wachovia’s website (http://www.wachovia.com) under the tab “Inside Wachovia — Investor Relations” and then under the heading “Financial Reports — SEC Filings”. Copies of the definitive joint proxy statement-prospectus once it is available, and SEC filings that are incorporated by reference therein, can also be obtained, free of charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, NC 28288-0206, (704)-374-6782; or to Westcorp or WFS Financial, Attn: Investor Relations, 23 Pasteur, Irvine, CA 92618, (949)-727-1002.
Wachovia, Westcorp and WFS Financial and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the shareholders of Westcorp and/or WFS Financial in connection with the proposed mergers. Information about the directors and executive officers of Wachovia is set forth in the proxy statement for Wachovia’s 2005 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 14, 2005. Information about the directors and executive officers of Westcorp is set forth in the proxy statement for Westcorp’s 2005 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2005, and information about the directors and executive officers of WFS Financial is set forth in the proxy statement for WFS Financial’s 2005 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2005. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive joint proxy statement-prospectus once it is available, regarding the proposed mergers. You may obtain free copies of these documents as described in the preceding paragraph.